AMENDMENT TO AGREEMENT



      This Amendment To Agreement (the "Agreement") is made as of the 19th day of April, 1995 between Geodynamics Corporation, a California corporation ("Geodynamics") and Alney A. Baham ("Baham") (collectively "the Parties") with reference to the following facts.


      A.   Baham and Geodynamics entered into an Agreement as  of
April  5,  1995, which Agreement was to be effective  only   upon
approval by the Geodynamics' Board of Directors (the "Board").


      B.    On  April  19, 1995, Geodynamics' Board approved  the
Agreement signed as of the same date subject only to Baham's willingness to modify subparagraph 4 (c) (4) of the Agreement.


      C. Baham has consented to the amendment requested by the Geodynamics' Board.


      Accordingly, in consideration of the foregoing premises and the agreements contained herein and in the Agreement, Geodynamics and Baham agree as follows:


      1. Paragraph 1 of the Agreement shall be deleted and the following substituted in its place:

          "1. Effective Date. The term "Effective Date" as used in this Agreement shall mean April 19, 1995."


      2. Subparagraph 4 (d) (4) of the Agreement shall be amended to delete the words "or to influence any decision of the Board (other than as set forth in Section 5 below)".


     3. Subparagraph 6 (a) of the Agreement shall be amended to delete the first sentence thereof consisting of the words "Attached hereto as Exhibit B is a copy of the press release to be issued by the Parties on the Effective Date." Exhibit B is also deleted from the Agreement and no press release shall be issued.




      4. This amendment constitutes the entire agreement among the parties to amend the Agreement and supersedes all prior and contemporaneous agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                                    GEODYNAMICS CORPORATION



                                    By:    /s/
                                        David P. Nelson
                                        Chief Financial Officer



                                          /s/
                                        ALNEY A. BAHAM


                            AGREEMENT


      This  Agreement is made as of the 5th day  of  April,  1995
between   Geodynamics   Corporation,  a  California   corporation
("Geodynamics")  and Alney A. Baham ("Baham") (collectively  "the
Parties") with reference to the following facts:

     A.   Baham is an employee of Geodynamics, most recently as a
Senior  Systems Engineer in Valley Forge, Pennsylvania,   He  has
been suspended without pay since January 1, 1995.

      B. Baham, on behalf of himself, members of his family and his self-directed pension plan, is the beneficial owner of 34,900 shares of the Common Stock of Geodynamics (the "Geodynamics Stock") and is the holder of options to purchase approximately 9,100 additional shares of Geodynamics' Stock.

      C. From mid-1994 through the date of the Geodynamics Annual Meeting of Shareholders held on February 16, 195 (the "annual Meeting"), Baham conducted various proxy solicitations to the shareholders of Geodynamics including the presentation of an opposing slate of nominees for election to the Geodynamics Board of Directors (the "Board") at the Annual Meeting. In connection therewith, Geodynamics instituted legal proceedings against Baham and the other members of the opposing slate alleging, among other things, false and misleading solicitation materials. Baham contends that the election is null and void because Geodynamics made false and misleading statements in its proxy solicitation materials. Geodynamics and Baham each deny the allegations of wrongdoing made by the other.

     D. Geodynamics has raised objections concerning the voting of certain late proxies by Baham at the Annual Meeting, which objections the Inspector of Elections sustained. Baham has informed the Company that he believes the Inspector acted incorrectly.

      E. Geodynamics and Baham wish to resolve the various disputes which have arisen between them and to establish the guidelines respecting Baham's continued ownership of Geodynamics Stock and the continued relationship between Baham and Geodynamics.

      F. This settlement is the compromise of a disputed claim and neither the payment nor this Agreement is to be construed as an admission of liability on the part of any of the settling parties. In settling this matter, it is the desire of the parties to terminate the lawsuit between them and buy their peace.

      Accordingly, in consideration of the foregoing premises and the agreements contained herein, Geodynamics and Baham agree as follows:



          1. Effective Date. Geodynamics shall be bound by the Agreement only if it and the Settlement Agreement of this same date are approved by a majority of the members of the Board of Geodynamics. The date Geodynamics' Board of Directors approves this Agreement shall be referred to as the "Effective Date." If no such approval is given, this Agreement shall be null and void.

           2. Election of Directors. The parties acknowledge that Geodynamics has secured the resignations of Richard Smith and Frederick Evans, two of the six management nominees elected at the Annual Meeting, and has appointed Bruce Gordon and Will Stackouse, two members of the slate of nominees proposed by Baham at the Annual Meeting, to fill the vacancies created by those resignations. Geodynamics will use its best efforts to cause Messrs. Edleson, Gordon, and Stackhouse to be renominated and reelected to the Board at the 1995 Annual Meeting of Shareholders provided, however, that these directors may be identified as the last three candidates on the management slate if cumulative voting is employed. Baham hereby waives all of his rights to challenge the results of the election of directors at the Annual Meeting and agrees that he will not encourage or support any other shareholder making such a challenge.

          3.   Dismissal of Lawsuit; General Releases.

                 (a)   As  soon  as  practicable  following   the
Effective Date, Geodynamics shall dismiss with prejudice, and not reinstitute in any form, as to Baham and the other members of his slate the lawsuit currently pending in the United States District Court for the Central District of California, (Case No. CV-94-8335 LGB) entitled Geodynamics Corporation vs. Alney A. Baham, et al, (the "Lawsuit"). Prior to filing a request for dismissal, Geodynamics shall execute and file a stipulation and order seeking to vacate the existing preliminary injunction and temporary restraining order issued in the Lawsuit.

                (b) In consideration of the foregoing dismissal of the Lawsuit and the other agreements contained herein, Geodynamics, on the one hand, and Baham and Baham's spouse (by execution of a joinder concurrently herewith), on the other hand, on behalf of themselves, their successors, assigns, agents, heirs, administrators and representatives, each fully and forever release and discharge the other(s) of them and their respective officers, directors, employed, attorneys, agents, insurers, and affiliates from any and all cause or causes of actions, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law ("Claims") to the Effective Date, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with or incidental to the annual Meeting, the election of directors at the Annual Meeting, the solicitation of proxies, the Lawsuit or otherwise.




                (c)   IT  IS EXPRESSLY UNDERSTOOD that California
Civil Code Section 1542 provides as follows:

                A  general release does not  extend  to
          claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ARE HEREBY EXPRESSLY WAIVED BY EACH OF THE PARTIES HERETO to the fullest extent that a party may waive all such rights and benefits, if any, of such provisions pertaining to the matters released herein. In addition, each of the parties hereto hereby waives any similar provision in any other jurisdiction, if in any way applicable, and each of the parties hereto acknowledges that these waivers are an essential and material term of this Agreement. In connection with such waiver, each of the parties hereto acknowledges that such party has been advised of and has considered the possibility that such party may not now fully know the number or magnitude of all the Claims that such party may have against any other party hereto with respect to the matters released herein, and that such party may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those that such party now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is each of the parties' intention, through this release, fully, finally, and forever to settle and release all such matters, and all Claims relative thereto, which may exist, or hereto have existed against the other, and each agrees that this release is such a full and final release. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such additional or different Claims or facts relative thereto notwithstanding the discovery by such part of the existence of any additional or different Claims or facts relating to the Claims.

          4. Agreements Respecting Geodynamics Stock and Future Relationships. With respect to the continuing relationship of Baham with Geodynamics and in consideration of the dismissal of the lawsuit and the other agreements herein, the parties agree as follows:

                (a) Irrevocable Proxy and Option. Baham hereby grants Geodynamics an option (the "Option") to purchase all shares of Geodynamics Stock beneficially owned by Baham, whether now owned or hereafter acquired and whether owned of record by Baham, members of his family, his self-directed pension trust, or any affiliate of the foregoing (the "Option Shares"), for the period commencing the date hereof and ending on March 1, 2000 (the "Option Period") at an exercise price of the greater of $10.00 over the fair market value of each share or two times the fair market value of each share on the date Geodynamics exercises that option. For purposes of this subparagraph and subparagraph 4 (c), fair market value shall mean the average of bid and ask on the NASDAQ system. In connection with the grant of the Option and to secure his obligations under subparagraph (d) below, concurrently herewith, Baham shall execute and deliver to Geodynamics an irrevocable proxy, in the form attached hereto as Exhibit A, to vote all the Option Shares during the Option Period.

                (b) Options. The parties acknowledge that all options to purchase shares of Geodynamics Stock currently held by Baham are hereby deemed expired on the Effective Date.

                (c) Right of First Refusal. If, at any time prior to March 1, 2000, Baham proposes to sell or offer for sale any shares of Geodynamics Stock then owned by him, including shares issued upon exercise of options (the "Shares"), he shall first offer the Shares for purchase by Geodynamics and shall advise Geodynamics as to the number of Shares being offered and the price proposed for such Shares. For a period of two (2) business days thereafter, or, in the case of a private sale of the Shares, for a period of five (5) business days, Geodynamics may accept such offer on the terms provided and either purchase or cause another person designated by it to purchase the Shares at the purchase price by company check or by certified check. If Geodynamics does not elect to purchase the Shares, Baham may sell the Shares in the market or consummate the private transaction. However, if the sale were to be at fair market value, and if the price has decreased from the time Baham first notified Geodynamics of the option to buy, Geodynamics shall pay Baham the difference between the price he receives for his Shares and the fair market value at the time he gave notice to the Company, provided Baham consummates the sale within two days of receiving notice from Geodynamics of its decision not to by the Shares. If Baham does not sell the Shares within two days, then Baham shall be free to sell such Shares at any time within 90 days thereafter so long as the price at which such Shares are sold is not less than the price offered to Geodynamics. Should the offering price be reduced or should the shares not be sold within such 90-day period, then Baham shall follow the foregoing procedure in connection with any subsequent offer to sell the Shares.

                (d) No Further Proxy Contest; Etc. Until March 1, 2000, Baham shall not purchase or otherwise acquire any additional shares of Geodynamics' Stock. In addition, until such date, Baham shall not, alone or with others, without the prior written consent of the Board specifically expressed in a resolution adopted by a majority of the members of the Board:

                     (1)   submit  any proposal for the  vote  of
shareholders of Geodynamics, seek the consent of Geodynamics' shareholders to any action, or seek to influence the vote of Geodynamics shareholders on any election of directors or other proposal submitted by management or others;

                      (2)    with   respect  to   securities   of
Geodynamics, become a member of any "group" within the meaning of
Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended;

                    (3) induce or attempt to induce, directly or indirectly, any other person to initiate or support any tender or exchange offer for Geodynamics Stock or any proposal for change of control of Geodynamics, whether in connection with a proxy contest or otherwise, or to offer or seek to cause any third party to offer to purchase the stock or substantially all of the assets of Geodynamics, whether by merger, tender offer or otherwise;


                      (4)    attempt   to  obtain   election   or
appointment to the Board or to influence any decision of the Board (other than as set forth in Section 5 below);

                     (5)   take any action inconsistent with  the
foregoing; or

                     (6)  seek employment with Geodynamics or any
current subsidiary or affiliate of Geodynamics.

           5. Baham Expenses. Without in any way limiting the scope of subparagraph 3 (b) of this Agreement, Geodynamics agrees that, at the first meeting of the Board after the Effective Date, Geodynamics will place on the agenda a request by Baham to reimburse him for his expenses in conducting the proxy contest with respect to the Annual Meeting as compensation for what Baham views as services rendered to all shareholders and efforts to increase shareholder value. Baham will be entitled to make a presentation to the Board at that time and to contact any person (if such person is willing) before that meeting to campaign in favor of his request. The parties acknowledge that this Agreement does not create, and shall not be construed as creating, any legal obligation by Geodynamics with respect to such proposal and that Geodynamics has made no representations or warranties concerning the likelihood that such request will be honored. In the event reimbursement is denied by the Board, Baham will take no further action to seek reimbursement and, in particular, agrees that he will not institute any legal action against Geodynamics with respect thereto and will not seek to have the issue of reimbursement reconsidered by the Board. In the event that Geodynamics expands its Board of Directors beyond seven persons prior to the Board meeting at which this matter is considered, Geodynamics will delegate the authority to vote on the Baham proposal to a special committee composed of the seven directors serving on the Board immediately following the resignations and appointments referred to in paragraph 2 of this Agreement.

          6.   Miscellaneous.

                 (a) Announcement; Non-Disclosure. Attached hereto as Exhibit B is a copy of the press release to be issued by the Parties on the Effective Date. Except as required to comply with the law, to consult with their financial and tax advisors, or to meet their contractual obligations, each party agrees to keep the terms of this Agreement confidential and agrees not to make, nor case to be made, any other news release, disclosure or public announcement pertaining to this Agreement or the subject matter hereof without the prior written approval of the other party.

                (b) Equitable Remedies. Each of the parties hereto acknowledges that the remedy at law for any breach, or threatened breach, of the provisions of this Agreement will be inadequate and, accordingly, each of them covenants and agrees that, with respect to any such breach or threatened breach, the non-breaching party, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, will be entitled to such equitable and injunctive relief as may be available.


                (c)   Arbitration.  Except with  respect  to  any
application by Geodynamics or Baham for injunctive or other non-monetary equitable relief pursuant to paragraph 6 (b) of this Agreement, any controversy, dispute, or claim between the parties to this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be settled by arbitration before a single arbitrator conducted in Los Angeles, California, in accordance with the most applicable then existing rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator by striking alternately (the first to strike being chosen by lot) from a list of seven arbitrators designated by the American Arbitration Association; four shall be retired judges of the Superior or Appellate Courts resident in Los Angeles or Orange Counties selected from the "Independent List" of retired judges and three shall be members of the National Academy of Arbitrators resident within Los Angeles or Orange Counties, California. In the event of any such arbitration, the fees of the arbitrator and any costs associated with the arbitration shall be divided equally between the parties. The prevailing party shall be awarded reasonable attorney's fees as part of the arbitration award.

               (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof.

               (e) Notices. All notices, demands, elections, or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands, elections, and requests shall be deemed to have been duly given on the date delivered personally or on the date of receipt if sent by overnight delivery services, facsimile transmission, or registered or certified U.S. Mail with return receipt requested, to the following addresses, or such other addresses as may be subsequently designated in writing and delivered to the other parties hereto:

          To Geodynamics:
               Geodynamics Corporation
               21171 Western Avenue, Suite 110
               Torrance, California 90501
               Attention:  Robert L. Paulson,
               Chief Executive Officer
               Fax:  (310) 781-3615

          with copies to:

               Joseph E. Nida, Esq.
               Nida & Maloney
               801 Garden Street, Suite 201
               Santa Barbara, California  93101
               Fax:  (805) 568-1955
          and

               Alexander F. Wiles, Esq.
               Irell & Manella
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067
               Fax:  (310) 203-7199

          To Baham:

               Mr. Alney A. Baham
               19502 Georgina Avenue
               Cerritos, California  90703
               Fax:  (310) 860-3341

          with a copy to:

               Mitchell Albert, Esq.
               Haight, Brown & Bonesteel
               1620 26th Street
               Santa Monica, California, 90404
               Fax:  (310) 829-5117

                 (f)    Governing  Law;  Attorneys'  Fees.   This
Agreement   and  the  rights  and  obligations  of  the   parties
hereunder,  shall  be  interpreted, construed,  and  enforced  in accordance with the laws of the State of California without regard to principles of law (such as "conflicts of laws") that might make the law of some other jurisdiction applicable. In the event any legal action or arbitration is instituted to construe or enforce this Agreement or the rights or obligations of any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such legal action. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

               (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                (h) Amendments, Supplements. This Agreement may not be amended or modified except in a writing signed by Geodynamics and Baham and expressly stating that it is intended to amend this Agreement, except for the addresses to which communications may be sent, which any party may change in accordance with the terms of this Agreement.

                 (i) No Third Party Beneficiaries. Nothing contained in this Agreement is intended to and nothing contained herein shall be interpreted to confer on any party not a party hereto or a successor or assign thereof the rights of a third party beneficiary.

                (j) Captions. All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                (k)   Severability.   If any  provision  of  this
Agreement or the application thereof to any person or circumstances shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                 (l)   Counterparts.    This  Agreement  may   be
executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (m) No Representations; Counsel. Baham represents that he has secured the advice of counsel prior to executing this Agreement and acknowledges that no representations or warranties have been made by him by Geodynamics to induce him to enter into this Agreement other than those set forth in writing in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                   GEODYNAMICS CORPORATION
                                   ("Geodynamics")



                                   By:       /s/
                                      Robert L. Paulson
                                      Chairman of the Board and
                                      Chief Executive Officer


                                       /s/
                                      ALNEY A. BAHAM
                        CONSENT OF SPOUSE

      The undersigned, Julia H. Baham, spouse of Alney A. Baham, hereby consents to the execution of the foregoing Agreement by Alney Baham, waives and relinquishes any rights she might otherwise have in the subject matter thereof, by her community property interest, if any, or otherwise, and expressly joins in an reiterates the general release set forth in Section 3 of the Settlement Agreement and the irrevocable prosy and limitations on shareholder activity contained in Section 4 of the Agreement.

          Dated:         April 5th, 1995



                                       /s/
                                      Julia H. Baham


                            Exhibit A

                        IRREVOCABLE PROXY
                   (coupled with an interest)

      The undersigned, Alney A. Baham, as the beneficial owner of 34,900 shares of Common Stock (the Shares ) of Geodynamics Corporation, a California corporation (the Company ) owned by himself, members of his family, and his self-directed pension plan, hereby revokes any and all previous proxies granted with respect to the Shares and grants to the Company as irrevocable proxy to vote the Shares,, together with any additional shares of Geodynamics Common Stock here after required by any of them (all such additional shares being included within the terms Shares herein), with all power to attend any and all meetings of the shareholders of the Company and to represent, vote, execute consents and waivers, and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present at any such meeting and voting such shares or personally acting on any matters submitted to shareholders for approval or consent. Certain of the Shares owned beneficially by Baham are owned of record by persons, firms or entities other than Baham individually. Baham agrees to take all action required in order to cause the record owners of all Shares to vote such Shares, through the execution of proxies or otherwise, in accordance with the instructions received by him from the Company, including without limitation any recommendation of a majority of the Board of Directors of the Company in any proxy or consent solicitation.

     The undersigned authorizes any officer of the Company to act on the Company s behalf with respect to the proxy granted hereunder and further authorizes the Company to substitute any other person to act hereunder, to revoke any such substitution, and to file this proxy and any substitution or revocation with the Secretary of the Company.

     This proxy is being made in connection with the grant by the undersigned to the Company of an option to purchase the Shares set forth in that certain Agreement or even date herewith between the Company and the undersigned and is irrevocable in accordance with such Agreement until March 1, 2000, or until the option is exercised in full or the Shares are otherwise sold in accordance with the Agreement.

      The undersigned acknowledges that the remedy at law for any breach, or threatened breach, of the provisions hereof will be inadequate and, accordingly, covenants and agrees that in addition to any other rights or remedies that the Company may have with respect to any such breach or threatened breach, and regardless of whether such other rights or remedies have been previously exercised, the Company will be entitled to such equitable and injunctive relief as may be available.








      In the event any legal action or arbitration is instituted to construe or enforce this Proxy or the rights or obligations of any party, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses incurred in such legal action.

     Dated:  April 5th , 1995


                                     /s/ Alney A. Baham
                                   Alney A. Baham



                        CONSENT OF SPOUSE

      The undersigned, Julia H. Baham, spouse of Alney A. Baham hereby consents to the execution of the foregoing Irrevocable Proxy by Alney A. Baham, waives and relinquishes any rights she might otherwise have in the subject matter thereof, by her community property interest, if any, or otherwise.

     Dated:  April  5th, 1995



                                     /s/ Julia H. Baham
                                   Julia H. Baham

                            Exhibit B

                          Press Release


Draft


April           , 1995
Press Release


      Geodynamics Corporation and Alney A. Baham today announced they had reached a settlement of their ongoing disputes. The settlement resolves any possible challenge by Mr. Baham to the results of the election of members of Geodynamics Board of Directors at the Company s Annual Meeting of Shareholders held on February 16, 1995. As previously reported, Geodynamics Board now consists of Thomas R. LaFehr, Robert L. Paulson, W. Richard Ellis and Donald L. Haas, each of whom was a management nominee, and Michael E. Edleson, Bruce J. Gordon, and Will Stackhouse, each of whom was a member of Mr. Baham s slate.

      Pursuant to the settlement, Geodynamics will dismiss the lawsuit against Mr. Baham and his slate of nominees relating to the Annual Meeting and has agreed to re-nominate the directors from Mr. Baham s slate at the next Annual Meeting of Shareholders. Geodynamics also announced that, pursuant to the settlement, Mr. Baham had agreed to support the new Board and had given the Company a general release from all claims. The other terms of the settlement are confidential.

       In announcing the settlement, Robert Paulson, Chief Executive Officer of the Company, said that he looks forward to working with the new Board, including the new members from Mr. Baham s slate, and wishes Mr. Baham well in his future endeavors. Mr. Baham stated that he has confidence in the new Board, intends to remain a shareholder of Geodynamics, and wishes the new Board well in its efforts to maximize shareholder value.